EXHIBIT 6(d)(5)

                              SUBADVISORY AGREEMENT

          AGREEMENT made as of the 4th day of June, 1999, between Scudder Kemper Investments, Inc., a Delaware corporation (hereinafter called the "Manager"), and Bankers Trust Company, a New York corporation (hereinafter called the "Subadviser").

                                   WITNESSETH:

          WHEREAS AARP Growth Trust (the "Trust") is a Massachusetts business trust organized with one or more series of shares, and is registered as an investment company under the Investment Company Act of 1940 (the "1940 Act"); and

          WHEREAS, the Manager desires to utilize the services of the Subadviser as investment counsel with respect to certain portfolio assets of the Trust; and

          WHEREAS, the Subadviser is willing to perform such services on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is agreed as follows:

          1. The Subadviser's Services. The Subadviser will serve the Manager as investment counsel with respect to the investment portfolio of AARP U.S. Stock Index Fund (the "Series"), being one of the portfolio series of the Trust, which is under the management of the Manager pursuant to an Investment Management Agreement between the Manager and the Trust dated September 7, 1998.

         The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Series as set forth in the current Prospectus and Statement of Additional Information of the Trust (including amendments) and in accordance with the Fund's Declaration of Trust, as amended, and By-laws governing the offering of its shares and subject to such resolutions as from time to time may be adopted by the Fund's Trustees and furnished to the Subadviser, to develop, recommend and implement such investment program and strategy for the Series as may from time to time be most appropriate to the achievement of the investment objectives of the Series as stated in the aforesaid Prospectus, to provide research and analysis relative to the investment program and investments of the Series, to determine what securities should be purchased and sold and to monitor on a continuing basis the performance of the portfolio securities of the Series. In addition, the Subadviser will place orders for the purchase and sale of portfolio securities and, subject to the provisions of the following paragraph, will take reasonable steps to assure that portfolio transactions are effected to the best price and execution available. The Subadviser will advise the Fund's custodian and the Manager on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer. From time to time as the Trustees of the Trust or the Manager may reasonably request, the Subadviser will furnish to the Manager, Trust's officers and to each of its Trustees reports on portfolio transactions and reports on assets held in the Series, all in such detail as the Trust or the Manager may reasonably request. The Subadviser will also inform the Manager, Trust's officers and Trustees on a current basis of changes in investment strategy or tactics. The Subadviser will make its officers and employees available to meet with the Manager, Trust's officers and Trustees at least quarterly on due notice to review the investments and investment performance of the Series in the light of the Trust's investment objectives and policies and market conditions. Additionally, the Manager will provide the Subadviser with a list of tobacco producing companies that are subject to the stated restrictions of the Series.

         In using its best efforts to obtain for the Series the most favorable price and execution available, the Subadviser, bearing in mind the Series' best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Series to pay an unaffiliated broker or dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to the clients.

         It shall be the duty of the Subadviser to furnish to the Trustees of the Trust such information as may reasonably be requested in order for such Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Section 9 hereof.

         In the performance of its duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Series or the Manager in any way or otherwise be deemed to be an agent of the Trust, the Series or the Manager.

         In furnishing the services under this Agreement, the Subadviser will comply with the requirements of the 1940 Act applicable to it, and the regulations promulgated thereunder.

          2. Delivery of Documents to Subadviser. The Manager will furnish to the Subadviser copies of each of the following documents:

          (a) The Declaration of Trust of the Trust as in effect on the date hereof;

          (b)  The By-laws of the Trust in effect on the date hereof;

          (c) The resolutions of the Trustees approving the engagement of the Subadviser as subadviser to the Series and approving the form of this agreement;

          (d) The resolutions of the Trustees selecting the Manager as investment manager to the Trust and approving the form of the Investment Management Agreement with the Trust, on behalf of the Series;

          (e) The Investment Management Agreement with the Trust, on behalf of the Series;

          (f) The Code of Ethics of the Trust and of the Manager as currently in effect; and

          (g) Current copies of the Series' Prospectus and Statement of Additional Information.

         The Manager will furnish the Subadviser from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements as to Items
(a) though (g) above will be provided within 30 days of the time such materials became available to the Manager and until so provided the Subadviser may continue to rely on those documents previously provided.

         During the term of this Agreement, the Manager also will furnish to the Subadviser prior to use thereof copies of all Trust documents, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Series or the public that refer in any way to the Subadviser, and will not use such material if the Subadviser reasonably objects in writing within five business days (or such other time period as may be mutually agreed) after receipt thereof. However, the Manager and the Subadviser may agree amongst themselves that certain of the above-mentioned documents do not need to be furnished to the Subadviser prior to the document's use.

         In the event of termination of this Agreement, the Trust will continue to furnish to the Subadviser copies of any of the above-mentioned materials that refer in any way to the Subadviser. The Trust shall furnish or otherwise make available to the Subadviser such other information relating to the business affairs of the Trust as the Subadviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

          3. Delivery of Documents to the Manager. The Subadviser has furnished the Manager with copies of each of the following documents:

          (a)  The Subadviser's most recent balance sheet;

          (b) Separate lists of persons who the Subadviser wishes to have authorized to give written and/or oral instructions to Custodians and the fund accounting agent of Trust assets for the Series; and

          (c)  The Code of Ethics of the Subadviser as currently in effect.

         The Subadviser will furnish the Manager from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Additionally, the Subadviser will provide to the Manager such other documents relating to its services under this Agreement as the Manager may reasonably request on a periodic basis. Such amendments or supplements as to items (a) through (c) above will be provided within 30 days of the time such materials became available to the Subadviser.

          4. Other Agreements, Etc. It is understood that any of the shareholders, Trustees, officers and employees of the Trust or the Series may be a shareholder, director, officer or employee of, or be otherwise interested in, the Subadviser, any interested person of the Subadviser, any organization in which the Subadviser may have an interest or any organization which may have an interest in the Subadviser, any such interested person or any such organization may have an interest in the Trust or the Series. It is also understood that the Subadviser, the Manager and the Trust may have advisory, management, service or other contracts with other individuals or entities, and may have other interests and businesses. When a security proposed to be purchased or sold for the Series is also to be purchased or sold for other accounts managed by the Subadviser at the same time, the Subadviser shall make such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account's being preferred over any other account.

         The Subadviser may give advice and take action with respect to other funds or clients, or for its own account (collectively, "Other Accounts") which may differ from the advice or the timing or nature of action taken with respect to the Series.

         Nothing in this Agreement shall be implied to prevent the (i) Manager from engaging other subadvisers to provide investment advice and other services in relation to portfolios of the Trust for which the Subadviser does not provide such services, or to prevent the Manager from providing such services itself in relation to such portfolios; or (ii) the Subadviser from providing investment advice and other services to other funds or clients.

          5. Fees, Expenses and Other Charges.

          (a) For its services hereunder, the Subadviser shall be paid a management fee by the Trust according to the fee schedule attached hereto as Schedule A.

          (b) The Subadviser, at its expense, will furnish all necessary investment facilities, including salaries of personnel required for it to execute its duties faithfully.

          6. Confidential Treatment. It is understood that any information or recommendation supplied by the Subadviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Manager, the Trust or such persons as the Manager may designate in connection with the Series. It is also understood that any information supplied to the Subadviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Series, is to be regarded as confidential and for use only by the Subadviser in connection with its obligation to provide investment advice and other services to the Series.

          7. Representations and Covenants of the Parties. The Subadviser hereby acknowledges that it is a "bank" as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 and neither it nor any "affiliated person" of it, as defined in the 1940 Act, is subject to any disqualification that would make the Subadviser unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act. The Subadviser covenants that it will carry out appropriate compliance procedures necessary to the operation of the Series as the Subadviser and the Manager may agree. The Subadviser also covenants that it will manage the Series so that the Trust will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code.

          8. Reports by the Subadviser and Records of the Series. The Subadviser shall furnish the Manager monthly, quarterly and annual reports concerning transactions and performance of the Series, including information required to be disclosed in the Trust's registration statement, in such form as may be mutually agreed, to review the Series and discuss the management of it. The Subadviser shall permit the financial statements, books and records with respect to the Series to be inspected and audited by the Trust, the Manager or their agents at all reasonable times during normal business hours. The Subadviser shall immediately notify and forward to both the Manager and legal counsel for the Trust any legal process served upon it on behalf of the Manager or the Trust.
The Subadviser shall promptly notify the Manager of any changes in any information concerning the Subadviser of which the Subadviser becomes aware that would be required to be disclosed in the Trust's registration statement.

         In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser agrees that all records it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust or the Manager any such records upon the Trust's or the Manager's request. The Subadviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Trust. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

          9. Continuance and Termination. This Agreement shall remain in full force and effect through August 31, 1999, and is renewable annually thereafter by specific approval of the Board of Trustees of the Trust or by the affirmative vote of a majority of the outstanding voting securities of the Series. Any such renewal shall be approved by the vote of a majority of the Trustees of the Trust who are not interested persons under the 1940 Act, cast in person at a meeting called for the purpose of voting on such renewal. This agreement may be terminated without penalty at any time by the Trustees, by vote of a majority of the outstanding voting securities of the Series, or by the Manager or by the Subadviser upon 60 days written notice, and will automatically terminate in the event of its assignment by either party to this Agreement, as defined in the 1940 Act, or (provided Subadviser has received prior written notice thereof) upon termination of the Manager's Investment Management Agreement with the Trust.

          10. Voting Rights. The Manager shall be responsible for exercising any voting rights of any securities of the Series.

          11.  Indemnification.  The  Subadviser  agrees to  indemnify  and hold harmless the Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Manager and each person, if any who, within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act"), controls ("controlling person") the Manager, against any and all losses, claims damages, liabilities or litigation (including reasonable legal and other expenses), to which the Manager or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of Subadviser's responsibilities as portfolio manager of the Series (1) to the extent of and as a result of the willful misconduct, bad faith, or gross
negligence   by  the   Subadviser,   any  of  the   Subadviser's   employees  or
representatives or any affiliate of or any person acting on behalf of the Subadviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in a prospectus or statement of additional information covering the Series or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Subadviser to the Manager, the Trust or any affiliated person of the Manager or the Trust expressly for use in the Trust's registration statement, or upon verbal information confirmed by the Subadviser in writing expressly for use in the Trust's registration statement or
(3) to the extent of, and as a result of, the failure of the Subadviser to execute, or cause to be executed, portfolio transactions according to the standards and requirements of the 1940 Act; provided, however, that in no case is the Subadviser's indemnity in favor of the Manager or any affiliated person or controlling person of the Manager deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

         The Manager agrees to indemnify and hold harmless the Subadviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Subadviser and each person, if any who, within the meaning of Section 15 of the 1933 Act, controls ("controlling person") the Subadviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Subadviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Manager's responsibilities as investment manager of the Series (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the Manager, any of the Manager's employees or representatives or any affiliate of or any person acting on behalf of the Manager, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in a prospectus or statement of additional information covering the Series or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Trust other than in reliance upon written information furnished by the Subadviser, or any affiliated person of the Subadviser, expressly for use in the Trust's registration statement or other than upon verbal information confirmed by the Subadviser in writing expressly for use in the trust's registration statement; provided, however, that in no case is the Manager's indemnity in favor of the Subadviser or any affiliated person or controlling person of the Subadviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

          12. Certain Definitions. For the purposes of this Agreement, the "vote of a majority of the outstanding voting securities of the Series" means the affirmative vote, at a duly called and held meeting of shareholders of the Series, (a) of the holders of 67% or more of the shares of the Series present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting, whichever is less.

         For the purposes of this Agreement, the terms "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         For the purposes of this Agreement, the terms "assets", "net assets", "securities", "portfolio securities" or "investments" of the Series shall mean, respectively, such assets, net assets, securities, portfolio securities or investments which are from time to time under the management of the Subadviser pursuant to this Agreement.

          13. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

         If to the Manager:                 SCUDDER KEMPER INVESTMENTS, INC.
                                            345 Park Avenue
                                            New York, NY  10154
                                            Attention: Lisa A. Sheeler

         If to the Trust:                   AARP GROWTH TRUST
                                            AARP U.S. STOCK INDEX FUND
                                            Two International Place
                                            Boston, MA 02110
                                            Attention: Linda C. Coughlin

         If to the Subadviser:              BANKERS TRUST COMPANY
                                            Global Investment Management
                                            One Bankers Trust Plaza
                                            New York, New York 10006
                                            Attention: Frank R. Salerno

          14. Instructions. The Subadviser is authorized to honor and act on any notice, instruction or confirmation given by the Trust or Manager in writing signed or sent by one of the persons whose names, addresses and specimen signatures will be provided by the Trust or Manager from time to time.

          15. Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York in a manner not in conflict with the provisions of the 1940 Act.

          16. Limitation of Liability of the Aarp Mutual Funds, Trustees, and Shareholders. It is understood and expressly stipulated that none of the trustees, officers, agents, or shareholders of any AARP Mutual Fund shall be personally liable hereunder. It is understood and acknowledged that all persons dealing with any AARP Mutual Fund must look solely to the property of such AARP Mutual Fund for the enforcement of any claims against such AARP Mutual Fund as neither the trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of any AARP Mutual Fund. No AARP Mutual Fund shall be liable for the obligations or liabilities of any other AARP Mutual Fund. No series of any AARP Mutual Fund, if any, shall be liable for the obligations of any other series.

          17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.


         IN WITNESS WHEREOF, the parties hereto have each caused this instrument to be signed in duplicate on its behalf by the officer designated below thereunto duly authorized.

                                           SCUDDER KEMPER INVESTMENTS, INC.

ATTEST:
           /s/ John Millette               By: /s/ Lin Coughlin
           John Millette                       Lin Coughlin
           Vice President                      Managing Director

                                            BANKERS TRUST COMPANY


ATTEST:
          /s/Donna Nascimento               By: /s/ Lawrence S. Lafer
          Donna Nascimento                      Lawrence S. Lafer
          Vice President                        Director

                     Schedule A to the Subadvisory Agreement
                for the AARP U.S. Stock Index Fund (the "Series")
        dated as of June 4, 1999 between Scudder Kemper Investments, Inc.
                            and Bankers Trust Company

                                  FEE SCHEDULE

 As compensation for its services described herein, Bankers Trust Company shall receive a fee based on a percentage of average net assets calculated according to the following annualized fee schedule:

                  SERIES ASSETS                            ANNUALIZED RATE

On the first                 $100 million                  0.07 of 1%
On the next                  $100 million                  0.03 of 1%
On the balance over          $200 million                  0.01 of 1%

                           Minimum annual fee: $75,000

The above fees exclude all custody charges. Valuations are made based on the market value of assets held in the Account at the end of each calendar month, and fees are charged quarterly in arrears based on one-fourth of the annual fee. Fees will be prorated appropriately if Bankers Trust Company does not perform services for a full quarter.

To assist Scudder and the AARP Investment Program in maintaining an appropriate and competitive level of fund expenses during the Series' start-up phase, Bankers Trust Company will apply a 15% discount to the above stated fee schedule for the first 12 months of management. After this 12 month period expires, the stated (standard) fees will be charged.